                                                                    EXHIBIT 12.3

                                      TWE
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                                                 HISTORICAL
                                                                            ----------------------------------------------------
                                                                               THREE
                                                               PRO FORMA      MONTHS
                                                                  YEAR         ENDED
                                                                 ENDED       MARCH 31,           YEAR ENDED DECEMBER 31,
                                                              DECEMBER 31,  -----------  ---------------------------------------
                                                                  1995      1996   1995   1995    1994    1993    1992    1991
                                                              ------------  -----  ----  ------  ------  ------  ------  -------

Earnings:
Net income before income taxes and extraordinary item            $  255     $ 112  $ 15  $  183  $  201  $  272  $  210  $   132
Interest expense                                                    528       122   150     571     563     573     436      479
Amortization of capitalized interest                                 33         8     7      33      25      19      18       22
Portion of rents representative of an interest factor                58        15    13      58      47      39      33       27
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                         221        65     7     175      24      22      80       30
Undistributed losses of less than 50% owned companies                64         5     8      76      58      14      40       58
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
        Total earnings                                           $1,159     $ 327  $200  $1,096  $  918  $  939  $  817  $   748
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
Fixed Charges:
Interest expense                                                 $  528     $ 122  $150  $  571  $  563  $  573  $  436  $   479
Capitalized interest                                                 33         8     7      33      25      20      15       17
Portion of rents representative of an interest factor                58        15    13      58      47      39      33       27
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                          34         7     7      27      24      22      80       31
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
    Total fixed charges                                          $  653     $ 152  $177  $  689  $  659  $  654  $  564  $   554
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
Ratio of earnings to fixed charges                                  1.8x      2.2x  1.1x    1.6x    1.4x    1.4x    1.4x     1.4x
                                                                 ------     -----  ----  ------  ------  ------  ------  -------
                                                                 ------     -----  ----  ------  ------  ------  ------  -------